Exhibit 99.1

Foresight Energy LP Reports Second Quarter 2019 Results

Second Quarter 2019 Highlights:

•	Coal sales of $224 million on sales volumes of 5.0 million tons
•	Adjusted EBITDA of $45.1 million
•	5.4 million tons produced
•	Net loss of $33.7 million, or ($0.23) per common unit and subordinated unit

ST.  LOUIS, Missouri — (BUSINESS WIRE) — August 7, 2019 — Foresight Energy LP (“Foresight” or the “Partnership”) (NYSE: FELP) today reported financial and operating results for the second quarter ended June 30, 2019.  Foresight generated second quarter coal sales revenues of $224.5 million on sales volumes of 5.0 million tons, resulting in a net loss of $33.7 million, and Adjusted EBITDA of $45.1 million. Production was strong with the mines safely and efficiently producing 5.4 million tons during the quarter.

“Overall coal demand continues to be affected by mild temperatures and very low natural gas prices. In particular, our export markets experienced declining pricing as well as logistical difficulties owing to high river levels and swift currents near the port facilities. These factors presented significant challenges to our second quarter 2019 results,” remarked Mr. Robert D. Moore, Chairman, President, and Chief Executive Officer. “To compete in this challenging market, we continue to pursue additional outlets for our production volumes, we reduced planned capital spending for the remainder of 2019, and we continue to focus on maintaining our low cost structure so as to maintain financial flexibility and preserve liquidity.”

Second Quarter Consolidated Financial Results

Coal sales totaled $224.5 million for the second quarter 2019 compared to $270.0 million for the second quarter 2018, representing a decrease of $45.5 million, or 16.9%.  The decrease in coal sales revenues was driven by a nearly 15%, or approximately 1.0 million ton, decrease in tons sold combined with a decrease in coal sales realizations of 2.5%, or $1.17 per ton sold.  The decreases in coal sales volumes and realizations were the result of reduced export sales due to challenging river conditions and depressed export market pricing.

Cost of coal produced was $122.2 million for the second quarter 2019 compared to nearly $137.0 million for the second quarter 2018.  The decrease in cost of coal produced was due to an overall decrease in produced tons sold offset by an increase in the cash cost per ton sold.  The increase in cash cost per ton sold was primarily related to sales volumes.

Transportation costs decreased approximately $9.2 million from the second quarter 2018 to the second quarter 2019 because of a decrease in produced tons sold during 2019 and a larger percentage of our sales going to the export market during 2018, which have higher associated transportation and transloading costs. These decreases were slightly offset by increased costs owing to high river levels at the export facility near New Orleans.

The decrease in selling, general and administrative expense during the second quarter 2019 was primarily due to decreased sales and marketing expenses resulting from lower sales volumes and legal expenses incurred in the prior year period associated with the Hillsboro and Macoupin litigation matters settled in October of 2018.

Interest expense during the second quarter 2019 was comparable to interest expense during the second quarter 2018 primarily as a result of lower overall outstanding principal balances offset by additional outstanding borrowings on our revolving credit facility.

Adjusted EBITDA was $45.1 million for the second quarter 2019 compared to $104.1 million for the second quarter 2018. The decrease in Adjusted EBITDA was due primarily to the receipt of $44.1 million of insurance proceeds in the prior year period, plus the decreased sales volumes and lower coal sales realization per ton in the current year period.

During the second quarter 2019, Foresight used $8.3 million in cash flows from operations and ended the quarter with nearly $3.0 million in cash on hand. Available borrowing capacity under the revolving credit facility, net of outstanding borrowings and letters of credit, was $44.7 million as of June 30, 2019.  Capital expenditures for the second quarter 2019 totaled $26.9 million compared to $15.7 million for the second quarter 2018.  The increase in capital expenditures was primarily the result of the completion of a new portal facility at the Sugar Camp complex and the resumption of mining activity at Hillsboro’s Deer Run Mine, including the development of a longwall panel.

Guidance for 2019

Based on Foresight’s contracted position, recent performance, and its current outlook on pricing and the coal markets in general, the Partnership is affirming and updating the following guidance for 2019:

Sales Volumes – Based on current committed position and expectations for 2019, Foresight is projecting sales volumes to be between 21.0 and 22.0 million tons, with over 6.0 million tons expected to be sold into the international market.

Adjusted EBITDA – Based on the projected sales volumes and operating cost structure, Foresight currently expects to generate Adjusted EBITDA in a range of $240 to $270 million.

Capital Expenditures – Total 2019 capital expenditures are estimated to be between $75 and $85 million.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws.  These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks.  There can be no assurance that actual results will not differ from those expected by management of the Partnership.  Known material factors that could cause actual results to differ from those in the forward-looking statements are described in Part I, “Item 1A.  Risk Factors” of the Partnership’s Annual Report on Form 10-K filed on February 27, 2019.  The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware of, after the date hereof.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

The Partnership defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, depletion, amortization and accretion.  Adjusted EBITDA is also adjusted for equity-based compensation, losses/gains on commodity derivative contracts, settlements of derivative contracts, contract amortization and write-off, a change in the fair value of the warrant liability and material nonrecurring or other items, which may not reflect the trend of future results.  As it relates to commodity derivative contracts, the Adjusted EBITDA calculation removes the total impact of derivative gains/losses on net income (loss) during the period and then adds/deducts to Adjusted EBITDA the amount of aggregate settlements during the period. Adjusted EBITDA also includes any insurance recoveries received, regardless of whether they relate to the recovery of mitigation costs, the receipt of business interruption proceeds, or the recovery of losses on machinery and equipment.

The Partnership believes the presentation of Adjusted EBITDA provides useful information to investors in assessing the Partnership’s financial condition and results of operations.  Adjusted EBITDA should not be considered an alternative to net (loss) income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with U.S. GAAP, nor should Adjusted EBITDA be considered an alternative to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement.  Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, of the items that affects net (loss) income.  Additionally, because Adjusted EBITDA may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, the utility of such a measure is diminished.  For a reconciliation of Adjusted EBITDA to net (loss) income, please see the table below.

This press release references forward-looking estimates of Adjusted EBITDA projected to be generated by the Partnership during the year ending December 31, 2019. A reconciliation of estimated 2019 Adjusted EBITDA to U.S. GAAP net income (loss) is not provided because U.S. GAAP net income (loss) for the projection period is not practical to assess due to unknown variables and uncertainty related to future results. In recent years, the Partnership has recognized significant asset impairment charges, transition and reorganization costs, losses on early extinguishment of debt, and debt restructuring costs.  While these items affect U.S. GAAP net income (loss), they are generally excluded from Adjusted EBITDA. Therefore, these items do not materially impact the Partnership’s ability to forecast Adjusted EBITDA.

About Foresight Energy LP

Foresight is a leading producer and marketer of thermal coal controlling nearly 2.1 billion tons of coal reserves in the Illinois Basin. Foresight currently operates two longwall mining complexes with three longwall mining systems (Williamson (one longwall mining system) and Sugar Camp (two longwall mining systems)), one continuous mining operation (Macoupin) and the Sitran river terminal on the Ohio River. Additionally, Foresight has recently resumed continuous miner production at its Hillsboro complex and continues to evaluate potential future mining options. Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Cody E. Nett

Corporate Secretary

740-338-3100

Investor.relations@foresight.com

Cody.Nett@coalsource.com

Foresight Energy LP

Consolidated Balance Sheets

(In Thousands)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$2,982	$269
Accounts receivable	27,327	32,248
Due from affiliates	43,897	49,613
Financing receivables - affiliate	3,527	3,392
Inventories, net	84,688	56,524
Prepaid royalties - affiliate	—	2,000
Deferred longwall costs	23,850	14,940
Other prepaid expenses and current assets	8,256	10,872
Contract-based intangibles	795	1,326
Total current assets	195,322	171,184
Property, plant, equipment and development, net	2,113,473	2,148,569
Financing receivables - affiliate	58,907	60,705
Prepaid royalties, net	6,933	2,678
Other assets	11,995	4,311
Contract-based intangibles	363	726
Total assets	$2,386,993	$2,388,173
Liabilities and partners’ capital
Current liabilities:
Current portion of long-term debt and finance lease obligations	$11,028	$53,709
Current portion of sale-leaseback financing arrangements	7,080	6,629
Accrued interest	19,063	24,304
Accounts payable	126,596	99,735
Accrued expenses and other current liabilities	66,533	67,466
Asset retirement obligations	6,578	6,578
Due to affiliates	20,648	17,740
Contract-based intangibles	7,509	8,820
Total current liabilities	265,035	284,981
Long-term debt and finance lease obligations	1,271,813	1,194,394
Sale-leaseback financing arrangements	187,066	189,855
Asset retirement obligations	39,959	38,966
Other long-term liabilities	17,583	16,428
Contract-based intangibles	63,729	66,834
Total liabilities	1,845,185	1,791,458
Limited partners' capital:
Common unitholders (80,939 and 80,844 units outstanding as of June 30, 2019 and December 31, 2018, respectively)	347,617	377,880
Subordinated unitholder (64,955 units outstanding as of June 30, 2019 and December 31, 2018)	194,191	218,835
Total partners' capital	541,808	596,715
Total liabilities and partners' capital	$2,386,993	$2,388,173

Foresight Energy LP

Consolidated Statement of Operations

(In Thousands, Except Per Unit Data)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Revenues:
Coal sales	$224,488	$269,992	$491,825	$508,379
Other revenues	2,428	1,430	4,163	3,769
Total revenues	226,916	271,422	495,988	512,148

Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	122,216	136,982	256,197	257,552
Cost of coal purchased	2,090	3,906	4,465	5,657
Transportation	49,790	59,034	108,624	105,477
Depreciation, depletion and amortization	43,244	55,312	89,792	106,732
Contract amortization and write-off	(1,836)	(70,424)	(3,522)	(71,844)
Accretion on asset retirement obligations	552	559	1,103	1,290
Selling, general and administrative	8,008	10,534	16,655	18,309
Long-lived asset impairments	—	110,689	—	110,689
Other operating (income) expense, net	(94)	(42,983)	(161)	(43,631)
Operating income	2,946	7,813	22,835	21,917
Other expenses
Interest expense, net	36,618	37,035	73,328	72,708
Net loss	$(33,672)	$(29,222)	$(50,493)	$(50,791)

Net loss available to limited partner units - basic and diluted:
Common unitholders	$(18,681)	$(14,090)	$(25,849)	$(23,879)
Subordinated unitholder	$(14,991)	$(15,132)	$(24,644)	$(26,912)

Net loss per limited partner unit - basic and diluted:
Common unitholders	$(0.23)	$(0.18)	$(0.32)	$(0.30)
Subordinated unitholder	$(0.23)	$(0.23)	$(0.38)	$(0.41)

Weighted average limited partner units outstanding - basic and diluted:
Common units	80,939	79,842	80,927	79,347
Subordinated units	64,955	64,955	64,955	64,955

Distributions declared per limited partner unit	$—	$0.0565	$0.0600	$0.1130

Foresight Energy LP

Consolidated Statements of Cash Flows

(In Thousands)

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Cash flows from operating activities
Net loss	$(50,493)	$(50,791)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	89,792	106,732
Amortization of debt discount	1,419	1,326
Contract amortization and write-off	(3,522)	(71,844)
Accretion on asset retirement obligations	1,103	1,290
Equity-based compensation	467	352
Long-lived asset impairments	—	110,689
Insurance proceeds included in investing activities	—	(42,947)
Changes in operating assets and liabilities:
Accounts receivable	4,921	7,916
Due from/to affiliates, net	8,624	309
Inventories	(20,817)	(3,327)
Prepaid expenses and other assets	(4,723)	(5,050)
Prepaid royalties	(2,255)	3,154
Accounts payable	26,861	11,423
Accrued interest	(5,241)	10,848
Accrued expenses and other current liabilities	(5,616)	2,007
Other	352	201
Net cash provided by operating activities	40,872	82,288
Cash flows from investing activities
Investment in property, plant, equipment and development	(62,043)	(32,228)
Return of investment on financing arrangements with Murray Energy (affiliate)	1,663	1,539
Insurance proceeds	—	42,947
Net cash (used in) provided by investing activities	(60,380)	12,258
Cash flows from financing activities
Borrowings under revolving credit facility	89,000	50,000
Payments on revolving credit facility	(13,000)	(15,000)
Payments on long-term debt and finance lease obligations	(42,681)	(78,633)
Distributions paid	(4,856)	(9,020)
Payments on sale-leaseback and short-term financing arrangements	(6,242)	(5,312)
Net cash provided by (used in) financing activities	22,221	(57,965)
Net increase in cash and cash equivalents	2,713	36,581
Cash and cash equivalents, beginning of period	269	2,179
Cash and cash equivalents, end of period	$2,982	$38,760

Reconciliation of U.S. GAAP Net Loss Attributable to Controlling Interests to Adjusted EBITDA (In Thousands)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Three Months Ended March 31, 2019	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Net loss	$(33,672)	$(29,222)	$(16,821)	$(50,493)	$(50,791)
Interest expense, net	36,618	37,035	36,710	73,328	72,708
Depreciation, depletion and amortization	43,244	55,312	46,548	89,792	106,732
Accretion on asset retirement obligations	552	559	551	1,103	1,290
Contract amortization and write-off	(1,836)	(70,424)	(1,686)	(3,522)	(71,844)
Equity-based compensation	234	175	233	467	352
Long-lived asset impairments	—	110,689	—	—	110,689
Adjusted EBITDA	$45,140	$104,124	$65,535	$110,675	$169,136

Operating Metrics (In Thousands, Except Per Ton Data)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Three Months Ended March 31, 2019	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Produced tons sold	4,960	5,779	5,646	10,606	10,978
Purchased tons sold	45	88	50	95	129
Total tons sold	5,005	5,867	5,696	10,701	11,107

Tons produced	5,416	5,419	6,065	11,481	11,086

Coal sales realization per ton sold(1)	$44.85	$46.02	$46.93	$45.96	$45.77
Cash cost per ton sold(2)	$24.64	$23.70	$23.73	$24.16	$23.46
Netback to mine realization per ton sold(3)	$34.90	$35.96	$36.61	$35.81	$36.27

(1) - Coal sales realization per ton sold is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.
(3) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.